Consolidated Financial Statements

(Expressed in Canadian dollars)

LINGO MEDIA INC.

September 30, 2006 and 2005

(Unaudited)

The consolidated balance sheet of Lingo Media Inc. as at September 30, 2006 and the consolidated statements of operations, deficits and cash flows for the three months then ended have not been reviewed by the Company’s auditors. These financial statements are the responsibility of the management and have been reviewed and approved by the Company’s Audit Committee.

LINGO MEDIA INC.

September 30, 2006 and 2005

(Unaudited)

(Expressed in Canadian Dollars)

LINGO MEDIA INC.

Consolidated Interim Statements of Deficit

(Expressed in Canadian dollars)

(Unaudited)

	September 30 2006	December 31 2005

Assets
Current assets:
Cash	$ 15,924	$ 144,337
Accounts and grants receivable (note 2)	470,015	488,303
Prepaid and sundry assets	110,534	134,348
Inventory	32,963	34,084
	629,436	801,072

Investment and advances (note 3)	182,520	182,520
Deferred costs (note 3)	148,341	117,102
Property and equipment, net	52,400	48,770
Development costs, net	417,040	408,633
Acquired publishing content, net	-	53,003
	$ 1,429,737	$ 1,611,100

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$ 396,064	$ 247,547
Accrued liabilities	50,770	63,844
Unearned revenue	145,945	-
Bank Loan (note 4)	150,000	110,000
Loan payable (note 5)	-	101,929
	742,779	523,320

Loan Payable (note 5)	186,792	-

Shareholders’ equity:
Capital stock (note 6)	4,070,116	3,996,971
Contribute surplus	464,543	288,437
Warrants	30,849	30,849
Deficit	(4,065,342)	(3,228,477)
	500,166	1,087,780
	$ 1,429,737	$ 1,611,100

See accompanying notes to Consolidated Interim Financial Statements.

Approved on behalf of the Board:

“Michael Kraft”

Director

“Richard Boxer”

Director

LINGO MEDIA INC.

Consolidated Interim Statements of Deficit

(Expressed in Canadian dollars)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005

Deficit, beginning for the period	$(3,750,004)	$(2,768,025)	$(3,228,477)	$(2,502,745)

Net loss for the period	(315,338)	(318,918)	(836,865)	(584,198)

Deficit, end of the period	$(4,065,342)	$(3,086,943)	$(4,065,342)	$(3,086,943)

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Operations

(Unaudited)

(Expressed in Canadian dollars)

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2006

Revenue	$ 601	$ 5,843	$ 286,869	$ 361,085
Direct costs	157	3,543	38,262	48,682
Margin	444	2,300	248,607	312,403

Expenses:
General and administrative	181,997	149,179	634,270	489,594
Amortization	68,420	54,251	202,372	163,172
Stock-based compensation	51,457	106,294	176,106	161,103
Interest and other financial expenses	13,908	11,494	31,768	32,584
	315,782	321,218	1,044,516	846,453

Loss before income taxes and other taxes	(315,338)	(318,918)	(795,909)	(534,050)

Income taxes and other taxes	-	-	40,956	50,148

Net loss for the period	$ (315,338)	$ (318,918)	$ (836,865)	$ (584,198)

Loss per share	$ (0.01)	$ (0.01)	$ (0.03)	$ (0.02)

Weighted average number of common shares outstanding	28,004,539	23,745,070	28,004,539	23,745,070

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Cash Flows

(Unaudited)

(Expressed in Canadian dollars)

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005

Cash flows provided by (used in):
Operations:
Net loss for the period:	$ (315,339)	$ (318,918)	$ (836,865)	$ (584,198)
Items not affecting cash
Amortization of property and equipment	3,069	2,747	8,029	8,657
Amortization of development costs	47,682	33,838	141,339	101,515
Amortization of acquired publishing content	17,668	17,667	53,003	53,002
Amortization of software development costs	-	-	-	-
Stock-based compensation	51,457	106,294	176,106	161,103
Change in non-cash balances related to operations:
Accounts and grants receivable	50,611	(99,500)	18,287	156,276
Prepaid and sundry assets	(32,934)	(311)	23,813	(5)
Inventory	157	2,141	1,121	(11,186)
Account payable	24,083	(188,622)	148,518	(137,094)
Accrued liabilities	13,194	8,025	(13,075)	(7,467)
Unearned revenue	145,945	115,412	145,945	115,412
Cash (used in) provided by operating activities:	5,593	(321,227)	(133,779)	(143,985)

Financing:
Increase in bank loan	35,000	(5,000)	40,000	50,000
Increase (decrease) in loan payable	(33,900)	(36,666)	84,864	6,956
Issuance of capital stock	19,000	635,790	73,145	635,790
Cash provided by financing activities	20,100	594,124	198,009	692,746

Investing:
Increase in investment and advances	-	(182,520)	-	(182,520)
Purchase of property and equipment	(6,071)	(38)	(12,514)	(4,746)
Development costs	(54,098)	(70,168)	(148,891)	(89,569)
Increase in deferred cost	-	(114,345)	(31,239)	(114,345)
Cash (used in) investing activities	(60,169)	(367,071)	(192,644)	(391,180)

Increase (decrease) in cash	(34,475)	(94,174)	(128,413)	157,581
Cash, beginning of period	50,399	281,546	144,337	29,791
Cash, end of period	$ 15,924	$ 187,372	$ 15,924	$ 187,372

Supplemental cash flow information:
Income taxes and other taxes paid	$ 43,104	$ -	$ 76,452	$ 68,884
Interest paid	$ 13,367	$ 16,410	$ 26,924	$ 37,500

See accompanying notes to Consolidated Interim Financial Statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Deficit

(Unaudited)

(Expressed in Canadian Dollars)

Lingo Media Inc. (the "Company") develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school and retail bookstore market in China and for the educational school market in Canada.

1.    Significant accounting policies:

(a)

Basis of presentation:

The disclosures contained in these unaudited interim consolidated financial statements do not include all the requirements of generally accepted accounting principles (GAAP) for annual financial statements. The unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2005.

The unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary to present fairly the financial position of the Company as of September 30, 2006 and the results of operations and cash flows for the nine months ended September 30, 2006 and 2005.

2.    Accounts and grants receivable:

    Accounts and grants receivable consist of:

	September 2006	December. 2005
Trade receivables	$ 380,926	$ 466,483
Grants receivables	89,089	21,820
Total	$ 470,015	$ 488,303

3.    Deferred costs, investment and advances:

In June 2005, the Company signed a definitive Joint Venture Agreement (“JV Agreement”) with Sanlong Cultural Communication Co. Ltd. (“Sanlong”). The joint venture company will be known as Hebei Jintu Education Book Co. Ltd. (“Jintu”).  Jintu will continue Sanlong’s recently launched direct-to-consumer business of distributing educational newspapers and product extensions located in Shijiazhuang, Hebei Province, China. Under the JV Agreement, Lingo Media will invest approximately CDN $365,000 (¥2,550,000 RMB) for its 51% share of Jintu. The closing is subject to government approval in China.

Pursuant to the June 2005 agreement, as at September 30, 2006 the Company advanced funds for working capital to Sanlong through a trust of $182,520 with a view to establishing Jintu and incurred $148,341 in expenditures related to pre-operating costs.

4.      Bank loan:

In May 2004, the company negotiated a line of credit of $150,000 with its bank. The line of credit bears interest at prime plus 2.5% per annum, is due on demand, and is secured by the Company’s accounts receivables from customers in China, which, in turn, are insured by the Export Development Corporation. At September 30, 2006, $150,000 (December 2005: $110,000) of the line of credit was utilized.

LINGO MEDIA INC.

Consolidated Interim Statements of Deficit

(Unaudited)

(Expressed in Canadian Dollars)

5.       Loans payable:

Loans payable consists of the following:

	September 2006	December. 2005

Loan payable, due to a corporation controlled by a director, is interest bearing at 12% per annum and is secured by a general security agreement and is due on October 31, 2007 (December 2005: due on demand)

	$ 56,000	$ 51,649

Unsecured loan payable, due to a non-related party, interest bearing at 12% per annum, with no fixed terms of repayment	-	50,280

Unsecured loan payable, due to a non-related party, interest bearing at 12% per annum, due on October 31, 2007	80,315	-

Unsecured loan payable, due to a non-related party, interest bearing at 12% per annum, due on October 31, 2007	50,477	-
	$ 186,792	$ 101,929
Less: Current Portion	-	(101,929)
	$ 186,792	$ -

6.       Capital Stock:

(a) Issued

	Common Shares
	Number	Amount
Balance, January 1, 2006	27,874,773	$3,996,971
Issued:
Option exercised	545,500	73,145
Balance, September 30, 2006	28,420,273	$4,070,116

LINGO MEDIA INC.

Consolidated Interim Statements of Deficit

(Unaudited)

(Expressed in Canadian Dollars)

(b) Options

	Weighted
	Number of Options	Average Exercise Price
Outstanding, January 1, 2006	3,683,334	$ 0.17
Exercised	(545,500)	0.12
Issued	100,000	0.15
Outstanding, September 30, 2006	3,237,834	$0.18
Options exercisable, September 30, 2006	2,919,501	$0.17

(c) Warrants

As of September 30, 2006 the Company had no (December 2005: 1,837,500) warrants and no (December 2005:118,650) compensation warrants outstanding.

7.    Government grants:

Included as a reduction of general and administrative expenses are government grants of $132,835 (2005 – $182,506), relating to the Company's publishing projects in China and Canada.

Certain government grants are repayable in the event that the Company's annual net income for each of the previous two years exceeds 15% of revenue. During the year, the conditions for the repayment of grants did not arise and no liability was recorded.

8.

Segmented information:

 The Company operates as an international business and has no distinct reportable business segments.

The Company develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school and retail bookstore market in China and for educational school market in Canada.

The Company's revenue by geographic region based on the region in which the customers are located is as follows:

LINGO MEDIA INC.

Consolidated Interim Statements of Deficit

(Unaudited)

(Expressed in Canadian Dollars)

The Company's revenue by geographic region based on the region in which the customers are located is as follows:

Nine months ended September 30	2006	2005

Canada	$ 4,415	$ 15,237
China	282,454	345,848
	$ 286,869	$ 361,085

The majority of the Company’s identifiable assets as at March 31, 2006 are located in Canada, except for $182,520 (December 2005: $182,520) that are located in China.

9.  Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP"):

These consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. Except as set out below, these financial statements also comply, in all material aspects, with the United States generally accepted accounting principles.

The following tables reconcile results as reported under Canadian GAAP with those that would have been reported under United States GAAP.

Statements of Operations:

Nine months ended September 30	2006	2005

Loss for the period- Canadian GAAP	$ (836,865)	$ (584,198)
Impact of United States GAAP and adjustments
Amortization of development costs (a)	141,339	101,515
Deferred costs (g)	-	-
Loss for the year – United States GAAP	$ (695,526)	$ (482,683)

9. Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP") (continued):

The cumulative effect of these adjustments on the consolidated shareholders' equity of the Company is as follows:

	September 30 2006	December 31 2005
Shareholders’ equity – Canadian GAAP	$ 500,166	$ 1,087,780
Development costs	(249,849)	(102,624)
Compensation expense	(243,250)	(243,250)
Deferred costs	(148,341)	(117,102
Shareholders’ equity – United States GAAP	$ (141,274)	$ 624,804

Under United States GAAP, the amounts shown on the consolidated balance sheets for development costs would be $167,190 (December 2005: $306,009).